Exhibit 2.1

ACQUISITION
OF
ASSETS OF SHANK C&E INVESTMENTS, LLC
BY
SMF SERVICES, INC., A SUBSIDIARY OF STREICHER MOBILE FUELING, INC.
_____________________________

SUPPLEMENTAL AGREEMENT
_____________________________

This Supplemental Agreement provides additional agreements of the parties to that certain Asset Purchase Agreement dated January 25, 2005 (“APA”).

Unless provided otherwise, defined terms contained herein shall have the meaning ascribed to them in the APA.

A. Record Title to Equipment

1. Buyer will wire funds at Closing to the lessors and lienholders (each a “Lienholder”) of certain of the Purchased Assets as disclosed in Schedule A hereto, which funds will be deducted from the cash portion of the Purchase Price to be paid at Closing pursuant to Section 2.4(b)(i) of the APA. The payments will be made pursuant to instructions contained in payoff letters (“Letters”) provided by each Lienholder.

2. Company and Members covenant that, if the Lienholders are paid according to the terms of the Letters, the Purchased Assets will be free and clear of all liabilities, obligations, liens and claims. In the event certificates of title or other documentation of unencumbered record ownership (“Unencumbered Title”) with respect to any Purchased Asset is not delivered to Buyer within thirty (30) days of Closing , then Buyer shall have the right to give Company and Members written notice of Buyer’s demand on them to deliver (a) a replacement asset, with Unencumbered Title, that is reasonably satisfactory to Buyer or (b) cash for the agreed upon replacement cost of the Purchased Asset. Company and Members will have ten (10) days from the date of such notice to comply, provided, however, that if Company provides reasonable assurance to Buyer that (i) all substantive steps necessary to obtain such title have been taken and (ii) Unencumbered Title will be delivered with the passage of time, then such ten (10) day compliance period shall be extended for a reasonable period of time. A “replacement asset” is defined as equipment with substantially similar condition, age and capabilities of the Purchased Asset being replaced. "Replacement cost" is defined as the amount needed to obtain substantially identical equipment with the same condition, age and capabilities as the Purchased Asset. In the event that Company is required to deliver a replacement asset or pay replacement cost to Buyer pursuant to this paragraph, Buyer will at the same time convey all of its rights to and interest in each Purchased Asset being replaced to Company.

3. Any additional reasonable out of pocket expenses incurred by Buyer after closing to secure the release of any outstanding liens, leases or encumbrances will be borne by Company and Members.

4. The foregoing replacement or replacement cost obligations and the out of pocket expenses shall not be subject to the limitations contained in Section 9.2 of the APA.

B. Software License Assignments

1. The payment for transfer of the software licenses with Factor Software and FireStream/AES in the amount of $25,000 will be deducted from the purchase price paid at Closing as shown on the Flow of Funds being executed and delivered by all parties at Closing.

C. Other Issues

1. Pitney Bowes, the lessor of Company’s postage equipment, has sent a form of Letter for Change of Ownership that may not be available for execution until after closing. Based on Company’s agreement to execute this document effecting the assignment immediately upon receipt, Buyer will waive this assignment at Closing.

2. The Company agrees and hereby grants to Buyer, Parent and their principal lender and auditors the right of access to information regarding, and right to audit, the bank accounts listed below. If and to the extent funds deposited in such bank accounts are the property of Buyer or Parent, the Company will promptly remit such funds to Buyer.

Sterling Bank - Houston, Texas - Account #XXXXXXXXXX (Shank Operating Account)

Sterling Bank - Houston, Texas - Account #XXXXXXXXXX (Shank Deposit Account)

D. Reimbursement of Inventory Purchases

1. The parties agree that an inventory cutoff must occur prior to Closing, and liabilities associated with the inventory purchases and related obligations of Company (“Company Inventory Acquisitions”) will be incurred by Buyer from and after such inventory cutoff and prior to Closing. If the Closing does not occur for any reason, then Company agrees to reimburse Buyer for any payment(s) actually made by Buyer for Company Inventory Acquisitions and to guarantee the payment of any billed but unpaid invoices incurred by Buyer for such Company Inventory Acquisitions. In such an event, Buyer will convey to Company all of its rights to and interest in the Company Inventory Acquisitions and the proceeds therefrom.

E. Purchase of Accounts Receivable

1. The parties agree that Buyer is purchasing from Company the Receivables for $2,799,488.17 as shown on the Flow of Funds being executed and delivered by all parties at Closing.

[signature page follows]

2

STREICHER MOBILE FUELING, INC.

By:/s/ Richard E. Gathright
Name: Richard E. Gathright
Title: President and Chief Executive Officer

SMF SERVICES, INC.

By:/s/ Richard E. Gathright
Name: Richard E. Gathright
Title: President and Chief Executive Officer

MEMBERS:

/s/ Jerry C. Shanklin
JERRY C. SHANKLIN

/s/ Claudette Shankling
CLAUDETTE SHANKLIN

SHANK C & E INVESTMENTS, L.L.C.

By: /s/ Jerry C. Shanklin
     Jerry C. Shanklin, Manager

3